Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 2, 2023 (except for the effects of the reverse stock split described in Note 1 and Note 18, as to which the date is September 11, 2023), in the Registration Statement (Form S-1 No. 333-274229) and related Prospectus of Neumora Therapeutics, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Jose, California

September 11, 2023